Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

Fourth Quarter and Full Year Highlights

	Quarter Ended	Full Year Ended
	December 31, 2013	December 31, 2013
Diluted earnings per share	$0.45	$1.91
Net Income	$1,224,000	$5,240,000
Return on average common equity	9.19%	9.93%
Return on average assets	0.82%	0.90%

Millersburg, Ohio – January 24, 2014 – CSB Bancorp, Inc. (CSBB) today announced fourth quarter 2013 net income of $1.2 million or $.45 per basic and diluted share, as compared to $1.1 million or $.41 per basic and diluted share for the same period in 2012.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.19% and 0.82%, respectively, compared with 8.50% and 0.77% for the fourth quarter of 2012.

For the full year of 2013, the Company reported net income of $5.2 million or $1.91 per basic and diluted share, as compared to $4.5 million or $1.66 per basic and diluted share in 2012. Full year ROE and ROA were 9.93% and 0.90%, respectively, compared to 8.85% and 0.80% in 2012.

Eddie Steiner, President and CEO commented, “Net interest income increased for the eleventh time out of the past twelve quarters. Our ability to attract and grow customer relationships has been instrumental in driving the revenue stream. This focus on expanding customer relationships will continue to be our core strategy in the coming year.”

Revenue, on a fully-taxable equivalent basis, totaled $6.0 million for the fourth quarter of 2013, a 5.8% increase from the prior-year fourth quarter. Full year revenue of $23.5 million reflects a $1.4 million, or 6.4%, increase as compared to full year 2012.

Non-interest expense amounted to $4 million during the quarter, an increase of $174 thousand or 4.6% from fourth quarter 2012. For the full year ended December 31, 2013, non-interest expense increased $398 thousand or 2.8% versus 2012, with the majority of the change attributable to increases in personnel costs.

The Company’s fourth quarter efficiency ratio amounted to 65.7% as compared to 63.6% for the same quarter in the prior year. The full year 2013 efficiency ratio of 63.0% compares to 64.7% for the full prior year. Net interest margin amounted to 3.55% for the quarter and 3.51% for the full year, compared to 3.33% and 3.36% for the prior year’s fourth quarter and full year, respectively.

Federal income tax provision was $520 thousand for fourth quarter 2013, compared to $475 thousand for the same quarter in 2012. Full year income tax of $2.3 million for 2013 was 14% higher than prior year and reflects an effective tax rate of 30.3% for current year versus 30.4% in 2012.

Average total assets during the quarter amounted to $595 million, an increase of $19 million or 3.3% above the same quarter of the prior year. Average loan balances of $376 million were $20 million or 5.5% above prior year fourth quarter, while average securities balances of $147 million increased $14 million or 10% as compared to fourth quarter 2012.

Total assets amounted to $596 million on December 31, 2013, up $10 million or 1.6% from December 31, 2012. Loans increased to $379 million, up $15 million or 4% from the prior year-end, while securities balances of $152 million were $17 million or 12% higher than year ago balances.

Average commercial loan balances for the quarter, including commercial real estate, increased $12 million or 5% above year ago levels. Average residential mortgage balances increased by $4 million or 5% during the year. The increase of in-house mortgage balances was the result of the bank originating and retaining 15 year fixed rate mortgages. Average home equity balances increased $1 million or 2%, and average consumer credit balances increased $333 thousand or 5% versus the same quarter of the prior year.

Net charge-offs for the quarter and the full year were $202 thousand and $335 thousand, respectively. Net charge-offs equated to 0.09% of average loans during 2013 and 2012.

Nonperforming assets totaled $5.1 million or 0.86% of total loans plus other real estate at December 31, 2013, compared to $4.6 million or 0.92% at the prior year-end. Delinquent loan balances as of year-end 2013 amounted to 1.26% of total loans as compared to 1.25% at the end of 2012.

The Company funded $210 thousand in loan loss provision during the fourth quarter and the allowance for loan losses amounted to 1.34% of total loans on December 31, 2013. The ratio of the allowance for loan losses to nonperforming loans stood at 156% at the end of 2013.

Commenting on the Company’s credit quality, Steiner noted, “Our level of nonperforming assets have declined fairly consistently since peaking during first quarter 2010, with an increase this past quarter related solely to a single credit. Delinquencies as a percentage of the loan portfolio remain low and relatively stable, amounting to 1.26% at year-end 2013.”

Average deposit balances grew by $10 million, or 2%, from the prior linked quarter. Total average deposits of $479 million for the quarter were 3% above the prior year’s fourth quarter average.

Deposit balances totaled $481 million at year-end, an increase of $5 million or 1% from the prior year-end. Within the deposit category, average noninterest-bearing account balances for the fourth quarter increased by $24 million, or 24% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $10 million or 5% from year ago levels, while average time deposit balances decreased $18 million or 12% during the year. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the fourth quarter grew by $6 million or 15% above the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $52.4 million on December 31, 2013 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 7.9% on December 31, 2013, as compared to 8.1% on December 31, 2012. The Company declared a common dividend of $.18 per share during the quarter. Based on the December 31, 2013 closing stock price of $19.00 per share, the Company’s annual dividend yield approximates 3.8%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $596 million as of December 31, 2013. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
	2013	2013	2013	2013	2012	2013	2012
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$5,000	$4,755	$4,668	$4,767	$4,543	$19,190	$17,896
Provision for loan losses	210	210	210	210	206	840	823
Other income	1,024	1,190	1,066	1,038	1,149	4,318	4,204
Other expenses	3,992	3,634	3,663	3,559	3,818	14,848	14,450
FTE adjustment (a)	78	78	76	75	73	307	290
Net income	1,224	1,407	1,247	1,362	1,120	5,240	4,547
Diluted earnings per share	0.45	0.51	0.45	0.50	0.41	1.91	1.66

PERFORMANCE RATIOS
Return on average assets (ROA)	0.82%	0.96%	0.88%	0.96%	0.77%	0.90%	0.80%
Return on average common equity (ROE)	9.19%	10.79%	9.32%	10.43%	8.50%	9.93%	8.85%
Net interest margin FTE (a)	3.55%	3.46%	3.49%	3.56%	3.33%	3.51%	3.36%
Efficiency ratio	65.70%	62.11%	63.40%	60.72%	63.61%	63.01%	64.75%
Number of full-time equivalent employees	157	165	159	164	162

MARKET DATA
Book value/common share	$19.15	$19.06	$18.78	$19.31	$19.17
Period-end common share mkt value	19.00	19.15	19.25	19.20	17.00
Market as a % of book	99.22%	100.47%	102.50%	99.43%	88.68%
Price-to-earnings ratio	9.90	10.19	10.64	10.85	10.24
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.72	$0.72
Common stock dividend payout ratio	37.50%	34.62%	40.00%	36.00%	43.90%
Average basic common shares	2,736,634	2,736,634	2,736,555	2,736,060	2,735,157	2,736,473	2,734,889
Average diluted common shares	2,738,411	2,738,638	2,738,708	2,738,300	2,735,328	2,738,477	2,735,141
Period end common shares outstanding	2,736,634	2,736,634	2,736,634	2,736,060	2,736,060
Common shares repurchased	0	0	0	0	0	0	0
Common stock market capitalization	$51,996	$52,407	$52,680	$52,532	$46,513

ASSET QUALITY
Gross charge-offs	$226	$91	$95	$16	$304	$428	$507
Net charge-offs (recoveries)	202	78	69	(14)	287	335	325
Allowance for loan losses	5,085	5,077	4,945	4,804	4,580
Nonperforming assets (NPAs)	3,270	2,368	2,394	2,187	3,362
Net charge-off/average loans ratio	0.21%	0.08%	0.07%	(0.02)%	0.32%	0.09%	0.09%
Allowance for loan losses/period-end loans	1.34	1.35	1.31	1.29	1.26
NPAs/loans and other real estate	0.86	0.63	0.63	0.59	0.92
Allowance for loan losses/nonperforming loans	155.50	214.38	206.60	219.66	137.23

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	7.94%	7.92%	8.11%	8.39%	8.06%
Average equity to assets	8.89	8.89	9.39	9.20	9.11
Average equity to loans	14.05	13.81	14.30	14.20	14.70
Average loans to deposits	78.50	79.81	81.36	80.57	76.87

AVERAGE BALANCES
Assets	$594,736	$582,200	$571,569	$575,925	$575,498	$581,150	$564,875
Earning assets	558,155	545,907	537,165	543,068	542,150	546,112	532,005
Loans	376,164	374,579	375,447	373,064	356,555	374,821	342,868
Deposits	479,174	469,353	461,488	463,030	463,862	468,395	453,526
Shareholders’ equity	52,861	51,745	53,677	52,960	52,415	52,787	51,384

ENDING BALANCES
Assets	$596,465	$593,895	$571,068	$568,852	$586,900
Earning assets	557,482	554,165	534,806	538,674	544,727
Loans	379,125	377,434	378,191	373,367	364,580
Deposits	480,933	480,861	462,845	457,530	475,443
Shareholders’ equity	52,411	52,149	51,391	52,830	52,453

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	December 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,777	$21,485
Interest-earning deposits in other banks	26,822	45,393
Federal funds sold	—	—

Total cash and cash equivalents	42,599	66,878
Securities
Available-for-sale, at fair-value	101,722	129,291
Held-to-maturity	44,350	—
Restricted stock, at cost	5,463	5,463

Total securities	151,535	134,754
Loans held for sale	—	—
Loans	379,125	364,580
Less allowance for loan losses	5,085	4,580

Net loans	374,040	360,000

Goodwill and core deposit intangible	5,487	5,622
Bank owned life insurance	9,551	8,298
Premises and equipment, net	8,690	8,475
Accrued interest receivable and other assets	4,563	2,873

TOTAL ASSETS	$596,465	$586,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$120,325	$104,147
Interest-bearing	360,608	371,296

Total deposits	480,933	475,443

Short-term borrowings	48,671	43,992
Other borrowings	12,459	12,672
Accrued interest payable and other liabilities	1,991	2,340

Total liabilities	544,054	534,447

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2013 and 2012	18,629	18,629
Additional paid-in capital	9,964	9,974
Retained earnings	30,232	26,962
Treasury stock at cost - 243,968 shares in 2013 and 244,542 in 2012	(4,958)	(4,976)
Accumulated other comprehensive (loss) income	(1,456)	1,864

Total shareholders’ equity	52,411	52,453

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$596,465	$586,900

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Interest and dividend income:
Loans, including fees	$4,542	$4,397	$17,963	$17,279
Taxable securities	736	599	2,572	2,672
Nontaxable securities	128	122	513	486
Other	24	35	90	147

Total interest and dividend income	5,430	5,153	21,138	20,584

Interest expense:
Deposits	374	533	1,720	2,323
Other	134	150	535	655

Total interest expense	508	683	2,255	2,978

Net interest income	4,922	4,470	18,883	17,606
Provision for loan losses	210	206	840	823

Net interest income after provision for loan losses	4,712	4,264	18,043	16,783

Non-interest income
Service charges on deposits accounts	348	334	1,349	1,305
Trust services	186	168	826	671
Gain on sale of loans	64	229	347	591
Gain on sale of securities	—	—	159	—
Other	426	419	1,637	1,637

Total non-interest income	1,024	1,150	4,318	4,204

Non-interest expenses
Salaries and employee benefits	2,142	2,051	8,261	7,960
Occupancy expense	267	257	1,026	1,025
Equipment expense	195	170	719	618
Franchise tax expense	141	126	581	542
Professional and director fees	163	193	628	814
Federal deposit insurance	97	90	359	328
Amortization of intangible assets	34	37	135	140
Other expenses	953	894	3,139	3,023

Total non-interest expenses	3,992	3,818	14,848	14,450

Income before income tax	1,744	1,596	7,513	6,537
Federal income tax provision	520	475	2,273	1,990

Net income	$1,224	$1,121	$5,240	$4,547

Net income per share:
Basic	$0.45	$0.41	$1.91	$1.66

Diluted	$0.45	$0.41	$1.91	$1.66

Note: Certain prior year balances have been reclassified to conform to the current year presentation.